TIMET ANNOUNCES COMMON STOCK REPURCHASE PROGRAM

DALLAS, TEXAS . . . November 12, 2007 . . . Titanium Metals Corporation (“TIMET”) (NYSE:  TIE) announced today that its board of directors has authorized the repurchase of up to $100 million of TIMET common stock in open market transactions, including block purchases, or in privately negotiated transactions.

The stock repurchase program does not include specific price targets or timetables and may be suspended or terminated at any time prior to completion.  TIMET intends to use excess free cash flow to acquire the shares.  Repurchased shares will be added to TIMET’s treasury and canceled.

Steven L. Watson, Vice Chairman and Chief Executive Officer said, “TIMET has continued to focus on expansion of its productive capacity in response to the favorable long term outlook for demand in the industry.  In several areas we have had success in providing for significant future growth and expansion of our productive capacity, without the need for major investment or upfront capital expenditures.  As a result of this success, we believe we can continue our efforts to add to our productive capacity and retain significant liquidity for other purposes, including the acquisition of our shares at attractive prices.”

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.

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